--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: September 30, 1998
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
Huntsman Packaging Corporation                      (Month/Day/Year)    Blessings Corporation (BCO)
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)       4/7/98              5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-       Director        X  10% Owner         (Month/Day/Year)
                                                    curity Number of    ----               ----
   500 Huntsman Way                                 Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)              title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                    87-0496065                                                    (Check Applicable
                                                    ----------------                                              Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                  Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                X Reporting Person
   Salt Lake City, Utah                84108                                                                   ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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See Table II
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.            Page 1 of 4
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (7-97)

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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 *                                    *       *          Common Stock,      *5,925,072  $21.00          *              *
                                                          $.71 par value
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Explanation of Responses:

* Pursuant and subject to the terms and conditions of a certain Tender Agreement and Irrevocable Proxy dated as of April 7, 1998
(the "Tender Agreement"), certain stockholders of the Issuer have agreed to tender, and have granted irrevocable limited proxies, to VA Acquisition Corp., a wholly-owned subsidiary of Huntsman Packaging Corporation, with respect to 5,925,072 shares of Common
Stock of the Issuer. The Tender Offer Statement on Schedule 14D-1 (the "Schedule") filed with the Securities and Exchange
Commission on April 14, 1998 by VA Acquisition Corp. and Huntsman Packaging Corporation, including Section 12 of the Offer to
Purchase (Exhibit (a)(1) to the Schedule) which describes the Tender Agreement, and such Tender Agreement (Exhibit (c)(2) to the
Schedule), are incorporated herein by reference.

                                                                          Huntsman Packaging Corporation

                                                                       By:  /s/ Richard P. Durham                    5/1/98
                                                                          --------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).      Richard P. Durham
                                                                       President and Chief Executive Officer

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                             Page 2 of 4
                                                                                                                   SEC 1473 (7-97)

--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: September 30, 1998
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
    VA Acquisition Corp.                            (Month/Day/Year)       Blessings Corporation (BCO)
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)        4/7/98             5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 ----------------------     to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-       Director        X  10% Owner         (Month/Day/Year)
  500 Huntsman Way                                  curity Number of    ----               ----
                                                    Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)              title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                    87-0579748                                                    (Check Applicable
                                                                                                                   Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                  Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
Salt Lake City, Utah             84108                                                                          X Reporting Person
                                                                                                               ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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 See Table II
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.           Page 3 of 4
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (7-97)

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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 *                                  *         *      Common Stock,           *5,925,072   $21.00        D           *
                                                     $.71 par value
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Explanation of Responses:

*Pursuant and subject to the terms and conditions of a certain Tender Agreement and Irrevocable Proxy dated as of April 7, 1998
(the "Tender Agreement"), certain stockholders of the Issuer have agreed to tender, and have granted irrevocable limited proxies, to VA Acquisition Corp., a wholly-owned subsidiary of Huntsman Packaging Corporation, with respect to 5,925,072 shares of Common
Stock of the Issuer. The Tender Offer Statement on Schedule 14D-1 (the "Schedule") filed with the Securities and Exchange
Commission on April 14, 1998 by VA Acquisition Corp. and Huntsman Packaging Corporation, including Section 12 of the Offer to
Purchase (Exhibit (a)(1) to the Schedule) which describes the Tender Agreement, and such Tender Agreement (Exhibit (c)(2) to the
Schedule), are incorporated herein by reference.

                                                                    VA Acquisition Corp.


                                                                    By: /s/ Richard P. Durham                         5/1/98
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).      Richard P. Durham
                                                                       President and Chief Executive Officer

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                             Page 4 of 4
                                                                                                                   SEC 1473 (7-97)